Exhibit 4.1

CERTIFICATE OF DISSOLUTION OF

UNITY BIOTECHNOLOGY, INC.

Pursuant to Section 275(a) and (b)

of the General Corporation Law of the State of Delaware

Unity Biotechnology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Unity Biotechnology, Inc.

2. The date the dissolution was authorized is September 18, 2025.

3. The dissolution of the Corporation was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 275(a) and (b) of the General Corporation Law.

4. The names and addresses of the directors and officers of the Corporation are as follows:

DIRECTORS

Craig Jalbert	c/o Unity Biotechnology, Inc. 124 Washington Street, Suite 101 Foxborough, Massachusetts 02035

OFFICERS

Craig Jalbert President & Secretary	c/o Unity Biotechnology, Inc. 124 Washington Street, Suite 101 Foxborough, Massachusetts 02035

5. The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware is March 30, 2009.

6. This certificate of dissolution shall be effective as of 5:00 p.m. Eastern Time on September 26, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 26th day of September, 2025.

UNITY BIOTECHNOLOGY, INC.

By: /s/ Craig Jalbert
Name: Craig Jalbert
Title: President